AMENDED AND RESTATED OPERATING AGREEMENT
                             FOR ORYX VENTURES, LLC
                      A DELAWARE LIMITED LIABILITY COMPANY


         This AMENDED AND RESTATED OPERATING AGREEMENT (the "Agreement") of Oryx Ventures, LLC, a Delaware limited liability company (the "Company"), is made effective as of November 01, 2001, by and between the parties listed on the signature pages hereof, with reference to the following facts:

         A. The Certificate of Formation for the Company under the laws of the State of Delaware was filed with the Delaware Secretary of State on May 18, 2000.

         B. Oryx Technology Corp., as the initial Member, and Philip Micciche, as the Manager, hereto have entered into that certain Operating Agreement for Oryx Ventures, LLC dated May 18, 2001 (the "Original Agreement").

         C. The parties to the Original Agreement desire to amend and restated the Original Agreement in its entirety to admit Philip Micciche, Mitchel Underseth and Luis Borge as Members and to make such further changes as are set forth below.

         NOW, THEREFORE, the parties (hereinafter sometimes collectively referred to as the "Members," or individually as a "Member") by this Agreement set forth the operating agreement for the Company under the laws of the State of Delaware upon the terms and subject to the conditions of this Agreement.

         1. Except as set forth herein or as may be subsequently amended by an amendment to this Agreement, the Company shall be governed by the default provisions of the Delaware Limited Liability Company Act, codified in the Delaware Corporations Law, Sections 18-101 et seq., as the same may be amended from time to time.

         2. The Company shall have one Manager. The Company's initial Manager shall be Philip Micciche; who shall serve until his successor is duly elected and qualified.

         3. If, at any time, there is more than one Manager, any action required or permitted to be taken by the Managers may be taken by the Managers without a meeting, if a majority of the Managers individually or collectively consent to or ratify such action in writing, unless the action requires the unanimous vote of the Managers, in which case all Managers must consent in writing. Such action by written consent or ratification shall have the same force and effect as a majority vote of such Managers. Nothing in this Section 3 governing meetings of the Managers or in this Agreement is intended to require that meetings of Managers be held, it being the intent of the Members that meetings of Managers are not required.

         4. The Members have contributed or shall contribute to the capital of the Company the respective contributions set forth on Exhibit A hereto. The respective percentage interests of the Members are also set forth on Exhibit A.

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

         5. The name of the Company shall be "Oryx Ventures, LLC." All actions heretofore taken by the organizer of the Company on behalf of or in connection with the Company are hereby approved and ratified in all respects by all of the Company's Members and the Manager, and the Company is hereby authorized to reimburse such organizer for all reasonable out of pocket expenses incurred in connection therewith.

         6. All distributions of net cash available from operations shall be made in accordance with Members' percentage interests. All income and loss from operations shall be allocated in accordance with Members' percentage interests; provided, however, that any loss that would cause or increase a deficit balance in a Member's capital account shall be reallocated to the Members to whom such loss can be allocated without causing or increasing a deficit balance, and any such reallocation of loss shall be taken into consideration in determining subsequent allocations of income and loss so that the total amount of income and loss from operations allocated to each Member is, to the extent possible, equal to the amount that would have been allocated in the absence of such reallocation of loss.

         7. All income and loss from the sale of all or substantially all of the assets of the Company or the liquidation of the Company shall be allocated so that the Members' capital accounts, computed as required by the Internal Revenue Code of 1986, as amended, and the Treasury Regulations thereunder, to the greatest extent possible, shall be in proportion to the Members' percentage interests. All distributions in liquidation of the Company shall be in accordance with the Members' positive capital account balances, computed after taking into account all other capital account adjustments for the year during which such liquidation occurs. Upon the liquidation of any Member's interest in the Company, that Member shall unconditionally contribute to the Company cash in an amount equal to the deficit balance in its capital account.

         8. The percentage interests of each of Philip Micciche, Mitchel Underseth and Luis Borge for purposes of allocating future distributions, income and loss pursuant to paragraphs 6 and 7 shall be adjusted upon the termination of their employment as an employee or director of or consultant to Oryx Technology Corp. ("Oryx"). Upon termination of employment with Oryx (the "Termination Date"), the percentage interest of Philip Micciche, Mitchel Underseth, and/or Luis Borge, as the case may be, in allocations of Company distributions, income or loss after such Termination Date shall be reduced to equal the product of (A) such Member's retained percentage immediately prior to the Termination Date, and (B) such Member's percentage interest immediately prior to such Termination Date. For purposes of this paragraph, the "retained percentage" for each of Philip Micciche, Mitchel Underseth and Luis Borge shall mean (i) 37.5% as of the date of this Agreement plus (ii) 2.0833% for each consecutive full month hereafter that such Member remains an employee, director of or consultant to Oryx (up to a maximum of thirty (30) months). After the Termination Date for either of Philip Micciche, Mitchel Underseth or Luis Borge, the percentage interest of Members who have not terminated their employment with Oryx (at that time or previously) shall be increased proportionately until the percentage interests of all Members equals 100%.

         9. Upon termination of employment of either Philip Micciche, Mitchel Underseth or Luis Borge as an employee or director of or consultant to Oryx, whether by resignation or termination with or without cause, such terminated individual shall immediately have no


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

managerial authority with respect to the Company and shall, in good faith, assist the Company in a transition of managerial authority to such person(s) as the Company may designate.

         10. In the event that the income allocated to a Member for federal income tax purposes for any fiscal year exceeds the net cash available from operations distributed to such Member for such fiscal year (such excess being referred to as "Excess Net Profit"), each Member shall receive from net cash available from operations when such cash becomes available, an amount equal to the aggregate net amount of federal income tax and applicable state franchise and/or income tax such Member (or, if such Member is an S corporation, Membership, limited liability company or other "pass-through" entity for tax purposes, its shareholders, Members or members, as the case may be) would owe on such Excess Net Profit if such Member were subject to the maximum regular individual federal income tax rate and the maximum individual California income tax rate then in existence on such income (taking into account the deduction of applicable income taxes for federal income tax purposes). Such distribution shall be made whether or not such Member is an individual and whether or not such income would be subject to a higher or lower tax rate. Any distributions made pursuant to this Section 7 shall be taken into account in computing subsequent distributions so that the net cash available from operations distributed to each member shall be equal to the amount that would have been distributed if this Section 7 applies.

         11. The Manager of the Company is hereby authorized to open one or more bank accounts on behalf of the Company and to execute and deliver such standard from account opening forms and resolutions reasonably necessary or desirable to open such bank accounts.

         12. The Company shall be taxed as a partnership for both federal and state income tax purposes.

         13. Upon execution of this Agreement by the parties hereto, the Original Agreement shall be terminated in its entirety.

         14. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and, together, shall constitute one instrument.


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


         IN WITNESS WHEREOF, the undersigned have executed this Agreement to be effective as of the date first written above.



MEMBERS:

ORYX TECHNOLOGY CORP.


By:  /s/ Jay M. Haft
     ----------------
     Name: Jay M. Haft
     Title: Director


     /s/ Philip Micciche
     --------------------
         Philip Micciche


     /s/ Mitchel Underseth
     ----------------------
         Mitchel Underseth


     /s/ Luis Borge
     ---------------
         Luis Borge


MANAGER:


     /s/ Philip Micciche
     --------------------
         Philip Micciche



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


                                    EXHIBIT A


                      CAPITAL CONTRIBUTIONS OF MEMBERS AND
                       ADDRESSES OF MEMBERS AND MANAGER OF
                               ORYX VENTURES, LLC


             Member's                                                         Percentage
        Names and Addresses                        Capital Contributed        Interest(s)
        -------------------                        -------------------        -----------

        Oryx Technology Corp.                      $2,586,490                       80%
        4340 Almaden Expressway
        San Jose, CA  95118
        Attention: Chief Financial Officer

        Philip Micciche                                  $0                          9%
        Oryx Technology Corp.
        4340 Almaden Expressway
        San Jose, CA  95118

        Mitchel Underseth                                $0                          9%
        Oryx Technology Corp.
        4340 Almaden Expressway
        San Jose, CA  95118

        Luis Borge                                       $0                          2%
        Oryx Technology Corp.
        4340 Almaden Expressway
        San Jose, California  95118

        Total:                                                                     100%



Manager's Name & Address

Philip Micciche
Oryx Technology Corp.
4340 Almaden Expressway
San Jose, California  95118